Exhibit 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Reports First-Quarter 2020 Financial Results and Recent Business Highlights

•	Company reported ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net sales of $20.1 million in first quarter 2020
•	Flexion implementing broad cost savings initiatives; guiding to total operating expenses in the range of $167 million to $177 million for 2020
•	Phase 2 clinical trial investigating ZILRETTA in shoulder osteoarthritis (OA) and adhesive capsulitis discontinued; Company aims to start a new trial at a later date
•	Phase 1 trial investigating FX201 in OA remains voluntarily suspended with goal of restarting as soon as feasible
•	Conference call scheduled for today at 4:30 p.m. ET

BURLINGTON, Mass., May 7, 2020 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended March 31, 2020.

“We were very pleased with ZILRETTA’s trajectory earlier in the first quarter of 2020; however, in March we began to experience impacts from the COVID-19 pandemic,” said Michael Clayman, M.D., President and Chief Executive Officer of Flexion Therapeutics. “The pandemic negatively affected our customers’ ability to treat patients as well as our first-quarter sales, and we believe that COVID-19 will adversely impact revenue for the remainder of the year. That said, our field teams have been utilizing various technologies to engage in conversations with prescribing physicians, and our confidence in ZILRETTA’s long-term potential is undiminished. In fact, given the cancellations and postponements of total knee replacement surgeries, we believe ZILRETTA has the potential to play an increasingly prominent role in a post-pandemic environment. However, since that time horizon is uncertain, we have taken meaningful actions to reduce our operating expenses.”

Dr. Clayman added, “We recently made the strategic decision to discontinue our Phase 2 trial investigating ZILRETTA in shoulder OA and adhesive capsulitis. Given the small number of patients enrolled in that trial, the uncertainty around when we will be able to restart it, as well as the costs required to maintain the study in an inactive status, we believe terminating the trial is the most responsible action at this time. Moving forward, we will look to leverage our learnings from the study and potentially incorporate them into a new trial design to advance ZILRETTA in these indications. We continue to plan to reinitiate the FX201 single ascending dose trial as soon as feasible. Ultimately, we are committed to ensuring Flexion emerges from the crisis in a position of strength and that we are ready to quickly reaccelerate our commercial and R&D activities.”

First-Quarter Results & Financial Highlights

The Company reported a net loss of $36.8 million for the first quarter of 2020, compared to a net loss of $41.5 million for the same period of 2019. Net sales of ZILRETTA were $20.1 million and $10.6 million for the three months ended March 31, 2020 and 2019, respectively. Cost of sales

Exhibit 99.1

was $2.3 million and $1.8 million for the three months ended March 31, 2020 and 2019, respectively.

Research and development expenses were $21.1 million and $15.4 million for the three months ended March 31, 2020 and 2019, respectively. The increase in research and development expenses of $5.7 million was primarily due to an increase of $2.2 million in salary and other employee-related costs for additional headcount and stock compensation expense, an increase in expenses related to FX201, including the payment of $2.5 million to GeneQuine for dosing the first human patient in the Phase I clinical trial, and an increase in other portfolio expenses, primarily related to the $0.5 million milestone to Xenon Pharmaceuticals, offset by a decrease of $0.5 million in development expenses for ZILRETTA due to lower clinical trial expenses during the period.

Selling, general and administrative expenses were $29.3 million and $32.2 million for the three months ended March 31, 2020 and 2019, respectively. Selling expenses were $20.5 million and $23.8 million for the three months ended March 31, 2020 and 2019, respectively. The year-over-year decrease in selling expenses of $3.3 million was primarily due to a reduction in physician and patient marketing activities. General and administrative expenses were $8.8 million and $8.4 million for the three months ended March 31, 2020 and 2019, respectively, which represents an increase of $0.4 million.

Interest income was $0.4 million and $1.0 million for the three months ended March 31, 2020 and 2019, respectively. Interest expense was $4.7 and $3.9 million for the three months ended March 31, 2020 and 2019, respectively.

As of March 31, 2020, the Company had approximately $125.2 million in cash, cash equivalents and marketable securities compared with $136.7 million as of December 31, 2019.

ZILRETTA Commercial Metrics
Since the launch of ZILRETTA in November 2017 through March 31, 2020:

•

3,672 of our approximately 5,000 target accounts had purchased ZILRETTA. This reflects growth of 184 accounts over the period from launch through December 31, 2019 when 3,488 accounts had purchased product.

•	77% of purchasing accounts (2,832) had placed at least one reorder.
•	916 accounts had made ZILRETTA purchases of more than 50 units; 1,077 accounts had purchased 11 to 50 units; and 1,679 accounts had purchased between 1 and 10 units.
•	Accounts that had purchased more than 50 ZILRETTA units accounted for 177,664 of the total 212,327 ZILRETTA units purchased.

Reductions in Operating Expenses

In response to the economic and business disruption caused by COVID-19, Flexion undertook prudent and disciplined steps to reduce expenses across the organization. The Company believes these steps will enhance financial flexibility and liquidity and estimates they will deliver

Exhibit 99.1

between $43 million and $53 million in savings this year. As a result, Flexion expects full-year 2020 operating expenses (including cost of sales, research and development, and selling, general and administrative) will be in the range of $167 million to $177 million. The Company expects to achieve these cost savings through:

•	Hiring and travel freezes;
•	Suspension and/or termination of active clinical trials;
•	Elimination of live presence at medical and industry conferences, reductions in in-person physician speaker programs and reductions in market research and select marketing programs and materials; and
•	Elimination of non-essential operating expenses.

ZILRETTA Supply Chain
The Company remains confident in its ability to maintain adequate commercial supply of ZILRETTA and expects its current finished goods inventory will be sufficient to meet demand for at least the remainder of 2020. To avoid excess levels of inventory, Flexion is temporarily suspending manufacturing activities for ZILRETTA. Since Flexion employs a “condominium model” at Patheon’s manufacturing site, the Company has the ability to reinitiate manufacturing following three months’ notice to Patheon once additional supply is needed.

Recent News & Business Updates

•

On April 1, 2020 Flexion announced an exclusive license agreement with Hong Kong Tainuo Pharma Ltd. (HK Tainuo) and Jiangsu Tainuo Pharmaceutical Co. Ltd. (Jiangsu Tainuo, a subsidiary of China Shijiazhuang Pharmaceutical Co, Ltd.) for the development and commercialization of ZILRETTA in Greater China (consisting of mainland China, Hong Kong and Macau, and Taiwan). Under the terms of the agreement, HK Tainuo is obligated to pay Flexion an upfront payment of $10 million. Flexion will also be eligible to receive up to $32.5 million in aggregate development, regulatory and commercial sales milestone payments. HK Tainuo will be responsible for the clinical development, product registration and commercialization of ZILRETTA in Greater China.

•

Also in April, the Company announced the temporary voluntary suspension of clinical trials. Subsequently, Flexion terminated the Phase 2 shoulder OA and adhesive capsulitis trial. The Company aims to reinitiate its Phase 1 trial evaluating the safety and tolerability of FX201, its investigational intra-articular gene therapy product candidate for OA when feasible.

•

Effectively all medical and scientific congresses scheduled for the spring of 2020 have been cancelled due to the COVID-19 pandemic. As a result, the following abstracts and posters have been published online:

o	American Society of Gene & Cell Therapy Annual Meeting/Molecular Therapy

Exhibit 99.1

▪	Establishing the Efficacy, Safety, and Biodistribution of FX201, a Helper-Dependent Adenoviral Gene Therapy for the Treatment of Osteoarthritis, in a Rat Model (Abstract 747)
▪	Development of a Highly Productive and Reproducible Manufacturing Process for FX201, a Novel Helper-Dependent Adenovirus-Based Gene Therapy for Osteoarthritis (Abstract 1273)
o	Osteoarthritis Research International (OARSI)/Osteoarthritis & Cartilage
▪	Prospective Radiographic Analysis of the Effect of Single and Repeat Administrations of Intra-Articular Corticosteroids in Knee Osteoarthritis (Abstract 741)
▪	Fitbit®-Derived Evidence of Enhanced Mobility of Patients with Knee OA Treated with ZILRETTA: Results from a Phase 3b, Single-Arm, Open-Label (Abstract 745)
▪	A Thousand Patient Voices: Knowledge, Impact, and Experiences of Living with OA of the Knee (Abstract 735)
o	American Society of Regional Anesthesia and Acute Pain Medicine
▪	Efficacy and PK of Peripheral Nerve Block by FX301, a Novel Nav1.7 Antagonist Hydrogel, in a Postoperative Pain Model in Pigs (Poster 1169)

Conference Call
Flexion’s management will host a conference call today at 4:30 p.m. ET. A live webcast of the conference call can be accessed through the “Investors” tab on the Flexion Therapeutics website, and a replay will be available online after the call. For those planning to ask a question, the dial-in number for the conference call is 855-770-0022 for domestic participants and 908-982-4677 for international participants, with Conference ID # 4498458. Please dial in at least 15 minutes in advance to ensure a timely connection to the call.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee.

Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Exhibit 99.1

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA
On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

About Osteoarthritis (OA) of the Knee
OA, also known as degenerative joint disease, affects more than 30 million Americans and accounts for more than $185 billion in annual expenditures. In 2018, more than 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, approximately five million OA patients receive either a corticosteroid (immediate-release or extended-release) or hyaluronic acid intra-articular injection to manage their knee pain.

Exhibit 99.1

About FX201
FX201 is a locally administered gene therapy product candidate which utilizes a helper-dependent adenovirus (HDAd) vector, designed to stimulate the production of an anti-inflammatory protein, interleukin-1 receptor antagonist (IL-1Ra), whenever inflammation is present within the joint. Inflammation is a known cause of pain, and chronic inflammation is thought to play a major role in the progression of osteoarthritis (OA). By persistently suppressing inflammation, Flexion believes FX201 holds the potential to both reduce OA pain and modify disease progression.

About FX301
FX301 is a locally administered NaV1.7 inhibitor product candidate, known as funapide formulated for extended release in a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral nerve block for control of post-operative pain. Flexion believes FX301 has the potential to provide effective and durable pain relief while preserving motor function and anticipates initiating clinical trials in 2021.

About Flexion Therapeutics
Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of people with musculoskeletal conditions, beginning with osteoarthritis, the most common form of arthritis. The Company's core values are focus, ingenuity, tenacity, transparency and fun. Visit flexiontherapeutics.com.

Forward-Looking Statements

This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; our expectations regarding expenses for the year ended December 31, 2020; expected savings from actions to reduce operating expenses; expected impacts from COVID-19 and the timing and duration of such impacts; Flexion’s ability to maintain commercial supply of ZILRETTA; long-term potential of ZILRETTA, including following the COVID-19 pandemic; expected clinical developments and clinical trial timelines; expected increases in the rate of individuals with OA of the knee; and the potential therapeutic and other benefits of ZILRETTA and Flexion’s product pipeline, are forward looking statements. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risk that we may not achieve expense expectations for 2020; the fact that the impacts and expected duration of the COVID-19 pandemic are uncertain and rapidly changing; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized or adopted; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and

Exhibit 99.1

distribution; risks related to clinical trials, including potential delays, safety issues or negative results; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020 and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

Exhibit 99.1

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Three Months Ended March 31,
	2020	2019
Revenue	$20,127	$ 10,564

Operating expenses:
Cost of sales	2,276	1,762
Research and development	21,134	15,424
Selling, general and administrative	29,299	32,222
Total operating expenses	52,709	49,408
Loss from operations	(32,582)	(38,844)
Interest income (expense), net	(4,294)	(2,925)
Other income	74	231
Loss from operations before income tax	(36,802)	(41,538)
Net loss	$(36,802)	$(41,538)

Basic and diluted net loss per share	$ (0.95)	$ (1.09)
Basic and diluted weighted average number of common shares outstanding	38,553	37,992

Exhibit 99.1

FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	March 31,	December 31,
	2020	2019

Cash and cash equivalents	$ 112,019	$82,253
Marketable securities	13,212	54,507
Total current assets	181,396	195,675
Working capital	145,700	159,456
Total assets	204,582	217,560
Total notes payable	60,282	40,176
Total convertible notes	155,675	153,413
Total stockholders' deficit	(52,306)	(20,108)

# # #

Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Associate Director, Corporate Communications & Investor Relations

T: 781-305-7137

jdowns@flexiontherapeutics.com